Exhibit 3.4

AMENDMENT NO. 2 TO FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

PENN VIRGINIA RESOURCE PARTNERS, L.P.

THIS AMENDMENT NO. 2 TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PENN VIRGINIA RESOURCE PARTNERS, L.P. (this “Amendment”), dated as of March 19, 2003, is entered into and effectuated by Penn Virginia Resource GP, LLC, a Delaware limited liability company, as the General Partner, pursuant to authority granted to it in Section 13.1 of the Amended and Restated Agreement of Limited Partnership of Penn Virginia Resource Partners, L.P., dated as of October 30, 2001, as amended (the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, the General Partner has approved the amendment to Section 12.8 of the Partnership Agreement set forth in this Amendment;

NOW, THEREFORE, it is hereby agreed as follows:

1. Amendment. Section 12.8 of the Partnership Agreement is hereby amended by adding the following proviso at the end of Section 12.8:

“; provided, however, that in no event shall the General Partner be obligated to restore any negative balance in its Capital Account in excess of $43,386,750.

2. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

3. Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

4. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

PENN VIRGINIA RESOURCE GP, LLC
General Partner

By:	/s/ Nancy M. Snyder
Name: Nancy M. Snyder
Title: Vice President

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